Exhibit 99.1

Allied Nevada Completes Successful Second Half 2011 Drill Program Highlighted by 62 Meters of 1.13 g/t Gold and 33.2 g/t Silver (1.7 g/t Gold Equivalent1) at Hycroft

January 9, 2012 | Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-Amex: ANV) is pleased to provide an update to the drilling completed in the second half of 2011 at its wholly owned Hycroft mine located near Winnemucca, Nevada.

Highlights of the recent drilling include 62 meters grading 1.13 g/t Au2 and 33.2 g/t Ag2 (1.7 g/t AuEq1,2) and 27 meters grading 0.79 g/t Au and 130.4 g/t Ag (3.1 g/t AuEq) of mill material. Heap leach material drilling highlights include 84 meters grading 0.90 g/t Au and 17.4 g/t Ag (1.2 g/t AuEq) and 41 meters grading 0.91 g/t Au and 24.0 g/t Ag (1.3 g/t AuEq).

The primary goals for the drill program in the second half of 2011 were directed towards collecting material for engineering support of the expansion projects, ongoing metallurgical optimization work and condemnation drilling. Secondarily, these holes will provide additional data to infill areas for the resource model. A resource update for Hycroft is expected to be released by the end of the first quarter of 2012 and will incorporate the majority of the holes drilled in 2011.

“We have successfully completed the drill program for 2011, as planned, and are very pleased with the results,” commented Dave Flint, Vice President of Exploration. “We are on track to complete a revised block model for Hycroft, which will lead to an update to the reserve and resource estimate to be provided in the first quarter of 2012.”

The material gathered in the second half of 2011 is primarily being utilized for metallurgical optimization work for the mill process flowsheet, ore hardness testing and mill equipment sizing. Composites are being compiled based on domain and the period in which an area will be mined to provide a more accurate annual production profile for the first five years of mill operations. Bulk samples collected are being used to create large quantities of concentrate for additional optimization work and to provide samples for testing in offsite processing facilities. The Company continues to review other final process methods for the concentrate such as fine grind and leaching.

For a full list of the assay results for the 2011 drill program and a current drill map showing the locations of current and planned holes, please go to our website at www.alliednevada.com.

Allied Nevada maintains a strict quality control program at all of its projects. Drill samples are gathered on-site and validated by Allied Nevada geologists to be shipped to ALS Chemex’s assaying laboratories in Reno, Nevada. Gold and silver analyses are conducted on 1-assay ton prepped samples with gold determined using industry standard fire assay methods with an atomic absorption finish. Gold over limits and silver are determined using fire assay with a gravimetric finish.

1	Gold Equivalent (AuEq) is calculated using a silver to gold ratio of 57.14:1.
2	Au = gold, Ag = silver, AuEq = Gold Equivalent

Hole ID	FROM meters	TO meters	INTERVAL meters	GRADE (g/t)			Location	Nature of mineralization
				Au	Ag	AuEq
4265	82	105	23	0.82	18.7	1.1	Brimstone	Oxide + Sulfide
4199	75	158	84	0.90	17.4	1.2	Brimstone	Oxide + Transitional
4227	0	41	41	0.91	24.0	1.3	Central	Oxide + Transitional
4243	81	151	70	0.72	22.8	1.1	Brimstone	Oxide + Transitional
4255	38	55	17	0.81	29.1	1.3	Central	Oxide + Transitional
4101	149	174	24	0.52	34.4	1.1	Brimstone	Sulfide
4119	408	443	35	1.14	7.7	1.3	Albert	Sulfide
4159	457	483	26	1.03	10.1	1.2	Vortex	Sulfide
4160	556	584	27	0.79	130.4	3.1	Vortex	Sulfide
4194	140	162	21	0.77	14.2	1.0	Brimstone	Sulfide
4248	178	200	22	0.69	40.5	1.4	Vortex	Sulfide
4260	102	122	20	0.79	34.0	1.4	Brimstone	Sulfide
4260	209	219	11	0.78	23.8	1.2	Brimstone	Sulfide
4260	305	366	62	1.13	33.2	1.7	Brimstone	Sulfide
4263	183	195	12	1.11	21.0	1.5	Brimstone	Sulfide
4269	114	136	21	0.92	22.5	1.3	Brimstone	Sulfide
4272	61	75	14	1.00	7.0	1.1	Brimstone	Sulfide

For further information on Allied Nevada, please contact:

Scott Caldwell	Tracey Thom
President & CEO	Vice President, Investor Relations
(775) 358-4455	(775) 789-0119

or visit the Allied Nevada website at www.alliednevada.com.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the results and indications of exploration drilling currently underway at Hycroft; the potential for confirming, upgrading and expanding gold and silver mineralized material at Hycroft; resource estimates and the timing of the release of updated estimates; estimates of gold and silver grades; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks that Allied Nevada’s exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including the uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its

Hycroft: 2011 Exploration Program Update	2

other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

The technical contents of this news release have been prepared under the supervision of Donald A. Harris, a Certified Professional Geologist with American Institute of Professional Geologists (A.I.P.G.), #10819, who is Manager of Exploration, Hycroft for Allied Nevada Gold Corp. and is a Qualified Person as defined by National Instrument 43-101. For further information regarding the quality assurance program and the quality control measures applied, as well as other relevant technical information, please see the Hycroft Technical Report dated October 5, 2011, filed with SEDAR at www.sedar.com.

Cautionary Note to U.S. Investors -The United States Securities and Exchange Commission permits U.S. mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use certain terms on this website (or press release), such as “measured,” “indicated,” and “inferred” “resources,” which the SEC guidelines strictly prohibit U.S. registered companies from including in their filings with the SEC. U.S. Investors are urged to consider closely the disclosure in our Form 10-K which may be secured from our website or the SEC website at http://www.sec.gov/edgar.shtml.

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